Exhibit 99.1
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Steve Martin
Chief Financial Officer
(858) 373-6303

Investors EVC Group, Inc. Douglas Sherk Jennifer Beugelmans (415) 652-9100	Media EVC Group, Inc Steve DiMattia (917) 620-0590
STRATAGENE TO APPEAL PATENT JURY VERDICT IN FULLVELOCITY™
INFRINGEMENT CASE
LA JOLLA, Calif., Sept. 3, 2005 – Stratagene Corporation (NASDAQ:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that it will appeal the jury verdict in favor of the plaintiff in the matter of Third Wave Technologies Inc. vs. Stratagene, which was heard in the United States District Court for the Western District of Wisconsin.
On August 31, 2005, the jury determined that Third Wave’s 6,090,543 and 6,348,314 patents are valid and that certain embodiments of Stratagene’s FullVelocity technology infringed those patents. The sales by Stratagene of products incorporating these embodiments have been less than $400,000 since inception. Stratagene was informed on September 2, 2005 that the jury decided to award Third Wave a total of $5.29 million in damages. Other details of the decision, including the possibility of an injunction on sales of certain FullVelocity products, and a motion filed by Stratagene pertaining to jurisdictional issues are being considered by the judge presiding over the case. The timing of a final judgment has not yet been determined.
Stratagene believes that the jury’s verdict and the damages awarded were not supported by the facts of the case and as a result, the Company intends to appeal the decision. Stratagene intends to file an appeal in the Court of Appeals for the Federal Circuit in Washington, D.C. once a final judgment has been entered by the District Court. In addition to appealing the verdict, Stratagene will be seeking to have the damages amount reduced or eliminated. The Company also announced today that it has served Third Wave with the lawsuit that Stratagene filed on May 6, 2005 for infringement of Stratagene’s patents covering its proprietary FullVelocity™ technology for the quantitative detection of nucleic acids. The suit was filed in the U.S. District Court for the District of Delaware and seeks monetary damages as well as a permanent injunction against continued infringement by Third Wave for the sale of its Invader® Plus products.

By pursuing the countersuit with Third Wave and appealing the jury verdict, Stratagene expects to incur additional legal costs that will impact its operating earnings.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.